EXHIBIT 5

República Oriental del Uruguay Ministerio de Economía y Finanzas

República Oriental del Uruguay

Ministerio de Economía y Finanzas

Montevideo, July 29, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s offering pursuant to (i) a registration statement (File No. 333-189896) (the “Original Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) and (ii) a registration statement (File No. 333-212464), filed with the Commission under Schedule B of the Securities Act (the “Rule 462(b) Registration Statement”), of (x) an additional U.S.$400,000,000 aggregate principal amount of its 4.375% USD Bonds due 2027 (the “Reopening 2027 Bonds”) which were issued under an indenture dated as of October 27, 2015 (the “2015 Indenture”), among the Republic and The Bank of New York Mellon, as trustee, and (y) an additional U.S.$747,000,000 aggregate principal amount of its 5.100% USD Bonds due 2050 (the “Reopening 2050 Bonds” and together with the Reopening 2027 Bonds, the “Reopening Securities”) which were issued under an indenture, dated as of May 29, 2003 (the “2003 Indenture” and together with the 2015 Indenture, the “Indentures”), among the Republic, Banco Central del Uruguay (“Banco Central”), as the Republic’s financial agent, and The Bank of New York Mellon (formerly, The Bank of New York), as trustee.

The Original Registration Statement, as of July 12, 2016, the date on which the most recent Form 18K was filed as an amendment thereto, together with the Rule 462(b) Registration Statement, insofar as they relate to the Reopening Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, are herein called the “Registration Statements”; the related prospectus dated October 19, 2015, included in the Original Registration Statement, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated July 13, 2016, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated July 13, 2016, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinions expressed below, I have reviewed the following:

(i)	The Registration Statements, the Base Prospectus and the Preliminary Prospectus Supplement;

(ii)	copies of the executed Indentures;

(iii)	copies of the Reopening Securities in global form, as executed by the Republic;

(iv) all relevant provisions of the Constitution of Uruguay and all relevant laws and orders under which the issuance of the Reopening Securities have been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)      Law 17,947 dated January 8, 2006 (as amended by Article 266 of Law 18,834 dated November 4, 2011 and Articles 734 to 737 of Law 19,355 dated December 19, 2015);

(v) the following decree and resolution of the Republic and of the Ministry of Economy and Finance, respectively, under which the issuance of the Reopening Securities have been authorized (translations of which are attached as exhibits hereto):

1)      Decree No. 208/016 of the Executive Power of the Republic, dated July 11, 2016; and

2)      Resolution of the Ministry of Economy and Finance, dated July 12, 2016;

(vi) all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under, and with respect to, the present laws of the Republic, the Reopening Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indentures, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2015. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

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Very truly yours,

/s/ Fernando Scelza
Dr. Fernando Scelza
Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

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EXHIBITS

NATIONAL CONSTITUTION English translation of excerpt

Article 85. It is within the scope of the General Assembly:

To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Article 196.

There shall be a Central Bank of the Republic, which shall be organized as an autonomous entity, and it shall have the powers and duties specified in a law approved by more than half of the full membership of each Chamber.

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Law Nº 17,947

English Translation

The Senate and the Chamber of Representatives of the Republic of Uruguay

having met together as General Assembly

DECREE:

ARTICLE 1.- For the purpose of the present law net public debt is comprised of net liabilities — according to the current measurement criteria of the Central Bank of Uruguay — in charge of the Central Government; the Central Bank of Uruguay; the State Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Housing Agency; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.

For the purpose of determining the net debt the monetary stock shall be included as a liability.

ARTICLE 2.- As provided by Article 85 paragraph 6) of the Constitution of the Republic, the Executive Authority is authorized to issue national public debt, provided that the increase in public debt net at the end of each year compared to the last working day of the year above, does not exceed the following amounts:

A) IU 16,000,000,000 (sixteen billion indexed units) for the 2015 fiscal year.

B) IU 15,500,000,000 (fifteen billion five hundred million indexed units) for the 2016 fiscal year.

C) IU 15,000,000,000 (fifteen billion indexed units) for the 2017 fiscal year.

D) IU 14,000,000,000 (fourteen billion indexed units) for the 2018 fiscal year.

E) IU 13,500,000,000 (thirteen billion five hundred million indexed units) for the 2019 fiscal year.

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   When the occurrence of adverse weather conditions determines that the National Administration of Electric Works and Transmission (UTE) should assume extra costs for power generation, the limit referred to in the preceding paragraph may be further increased by up to a maximum of 1.5% (one point five percent) of the gross domestic product. In no event, for the purposes set forth in this article, may the extraordinary costs incurred by UTE, added to the change in the Energy Stabilization Fund set up by Article 773 of Law No. 18,719 dated December 27, 2010, may exceed the 1.5% (one point five percent) of the gross domestic product. The Executive Authority will inform the General Assembly of the measures taken.

ARTICLE 3.- The limits set forth in the foregoing articles may be adjusted by the following equivalent amounts:

A) Increases of net public debt incurred in the substantiation of the collateral supplied by the Ministry of Economy and Finance for the debt that the Mortgage Bank of Uruguay has with the Bank of the Republic of Uruguay, as per the agreement between the Ministry of Economy and Finance and the Bank of the Republic of Uruguay, dated February 12, 2004 and its amendment dated September 29, 2004.-

B) Changes in net debt derived from lawsuits involving the State as a consequence of the 2002 financial crisis.

C) Changes in net debt derived from the capitalization of public banks, as well as those resulting from modifications of financial asset valuation, data coverage or reclassification of accounts.

ARTICLE 4.- Repealed by Section 737 of Law No. 19,355 dated December 12, 2015.

ARTICLE 5.- The Executive Authority may exceed by up to 50% (fifty percent) themaximum debt amount established for a given year in the first paragraph of Article 2 of this law in cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without this altering the ceiling set forth for the following fiscal years.

ARTICLE 6.- For the purpose of controlling the maximum amounts of increase of net public debt at the end of each year, the available assets and the liabilities incurred in a currency other than United States dollars, shall be valued at the inter-bank selling rate of exchange in force at close of the last working day of the preceding fiscal year for debts incurred prior to said date, and at the inter-bank selling rate of exchange in force at the moment of entering into the contract if said debt is incurred during the same fiscal year.

The same criteria shall apply to debt denominated in indexed units, based on the arbitrage defined by the Central Bank of Uruguay.

ARTICLE 7.- When the draft statement of accounts is presented, the Executive Authority shall report to the General Assembly regarding compliance with Section 2 of the present Law.

ARTICLE 8.- The evaluation of compliance with Section 2 of the present Law at the end of each fiscal year, shall be made once the Central Bank of Uruguay publishes the corresponding figures.

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Sessions Room of the Chamber of Representatives, in Montevideo, December 27th, 2005.

(signed) NORA CASTRO, President.

MARTI DALGALARRONDO AÑON, Secretary.

Presidency of the Republic of Uruguay.

MINISTRY OF ECONOMY AND FINANCE

Montevideo, January 8th, 2006.

(signed) Tabaré VÁZQUEZ.

Danilo ASTORI.

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DECREE No. 208/016

English Translation of Relevant Provisions

Ministry of Economy and Finance.-

Montevideo, July 11th, 2016.

IN VIEW OF: the technical report of the Debt Management Unit of the Ministry of Economy and Finance regarding the access of the Oriental Republic of Uruguay to the international capital market.

AS A RESULT: I) that the report itself recognizes the opportunity to proceed with the reopening of the denominated “Global Bonds – 2050”, with final maturity in 2050, issued by the Republic dated June 18th, 2014, and the subsequent reopening dated February 26th, 2015; as well as the -reopening of the denominated “Global Bonds – 2027”, with final maturity in 2027, -issued by the Republic dated October 27th, 2015, in advantageous conditions for the Republic.

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II) that, in the sense indicated, the Ministry of Economy and Finance, through the Debt Management Unit, has received proposals from first rated financial institutions, which detail the terms and conditions for the possible reopening of the "Global Bonds - 2050" and "Global Bonds - 2027" to be executed in the international market.

III) that, of the received proposals, proves to be the most convenient ones those presented jointly by Barclays Capital Inc., BNP Paribas Securities Corp. y JP Morgan Securities LLC, considering the financial conditions.

WHEREAS: I) that the proposal submitted is satisfactory and, therefore, it is advisable to carry forward with it.

II) that bidding firms are institutions of strong presence and participation in the international capital market with a successful background in placing sovereigns issuances of public debt in those markets.

WITH REGARD TO: what has been advised by the Debt Management Unit of the Ministry of Economy and Finance and what set forth in numeral 7, literal c) of Article 33 of TOCAF 2012; Laws Nº 17.947 of January 8th, 2006, amended by Article 266 of Law Nº 18.834 of November 4th, 2011 and Articles 734 to 737 of Law N° 19.355 of December 19th, 2015,

THE PRESIDENT OF THE REPUBLIC

D E C R E E S :

ARTICLE 1.- The joint reopening for up to the amount of US$ 1.200:000.000,00 (one thousand two hundred millions dollars of the United States of America), of the Bonds called “Global Bonds - 2050” and “Global Bonds - 2027”, with final maturity in 2050 and 2027, respectively, principal paid in the last three years in equal, annually and consecutive payments, which issuance was provided by Decree No. 164/014 dated June 10th, 2014 and its respective reopening provided by Decree No. 57/015 dated February 23rd, 2015, as well as by Decree No. 280/015 dated October 16th, 2015, and under the same conditions as those laid out in those decrees, with the exception of the first interest payment date.

The minimum denomination of each Bond will be US$ 1.00 (one dollar of the United States of America).

ARTICLE 2.- The bonds will be placed in international markets in the form and required conditions in those markets.

ARTICLE 3.- The accrued interest- by the Bonds shall be payable semiannually in dollars of the United States of America. The first interest payment of the denominated "Global Bonds - 2050" will take place on December 18th, 2016; and the first interest payment of the denominated "Global Bonds - 2027" will take place on October 27th, 2016.

ARTICLE 4.- The Bonds will be govern as applicable to this extension, by the conditions and requirements set forth in Decrees No. 164/014 dated June 10th, 2014, 57/015 dated February 23rd, 2015 and 280/015 dated October 16th, 2015.

ARTICLE 5.- The Ministry of Economy and Finance is authorized to negotiate, approve and underwrite on behalf of the Republic, the contracts and documents that are required to execute the operations set forth in this Decree.

The representation of the Ministry of Economy and Finance referred in the present article could be exerted indifferently by the Minister of Economy and Finance, Mr. Danilo Astori, by the Under Secretary of the Ministry of Economy and Finance, Mr. Pablo Ferreri and by the Director of the Debt Management Unit above mentioned, Mr. Herman Kamil.

The Central Bank of Uruguay, in its capacity as Financial Agent of the State, will carry out the relevant procedures required to implement the operation.

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ARTICLE 6.- Entrusts Dr. Marcos Álvarez, Dr. Ricardo Perez Blanco, Dr. Fernando Scelza and Dr. Gonzalo Muñiz Marton, indifferently, in their status as Legal Advisers of the Ministry of Economy and Finance, the writing and signing of the corresponding legal opinions.

ARTICLE 7.- Entrusts the General Director of the Ministry of Economy and Finance, Ms. Susana Díaz, and Ms. María Titina Batista, indifferently, the expedition of the pertinent proofs and certifications.

ARTICLE 8.- To be notified, published and filed.

(Signed)	(Signed)
Mr. Danilo Astori	Mr. Tabaré Vázquez
President of the Republic
Period 2015 - 2020

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Ministry of Economy and Finance.-

Montevideo, July 12th, 2016.

IN VIEW OF: Decree Nº 208/016 datedJuly 11th, 2016.

AS A RESULT: I) that by the Article 1º of the said Decree which authorized the joint reopening up to the amount of US$ 1.200:000.000,00 (one thousand two hundred millions dollars of the United States of America), of the denominated “Global Bonds – 2050” and “Global Bonds – 2027”, with final maturity in 2050 and 2027, respectively, and principal paid in the last three years in equal, annually and consecutive payments, which issuance was provided by Decrees No. 164/014 dated June 10th, 2014, 57/015 of February 23rd, 2015 and 280/015 of October 16th, 2015, and in the same conditions as those set out in the aforementioned emissions, with the exception of the first interest payment date.

II) that also the Ministry of Economy and Finance is authorized to sign on behalf of the Republic, contracts and documents required for the purposes of the transactions referred to in Decree No. 208/016 dated July 11th, 2016.

WHEREAS: that referred in the above Decree, the Minister of Economy and Finance was entrusted to negotiate and sign on behalf of the Republic, the contracts and documents required, and the Minister of Economy and Finance, Mr. Danilo Astori, the Under Secretary of the Ministry of Economy and Finance, Mr. Pablo Ferreri and the Director of the Debt Management Unit above mentioned, Mr. Herman Kamil, were designated to exert the representation of the State-Ministry of Economy and Finance in the referred operations.

WITH REGARD TO: that which has been previously arranged.

THE MINISTRY OF ECONOMY AND FINANCE

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R E S O L V E S :

1º) To be approved the contract entitled "Underwriting Agreement", to be underwritten by Barclays Capital Inc., BNP Paribas Securities Corp. y JP Morgan Securities LLC, attached hereto and forms part of this Resolution, and prospectuses and other documents necessary to carry out all the operations anticipated in the decree mentioned in the “IN VIEW OF” section of the present Resolution.

2º) To be notified, published and filed.

(Signed)

Mr. Danilo Astori

Minister of Economy and Finance

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